Exhibit 10.3

EXECUTION COPY

AMENDMENT
TO
EMPLOYMENT AGREEMENT

This amendment (“Amendment”) dated as of October 11, 2016, shall amend the employment agreement ("Employment Agreement") by and between Discovery Communications, LLC ("Company") and Adria Alpert Romm ("Executive").

WHEREAS, Executive and the Company previously entered into the Employment Agreement, which sets forth the terms and conditions of Executive’s employment with the Company;

WHEREAS, Executive and the Company now desire to enter into this Amendment to the Employment Agreement in order to extend the term and make certain other changes;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Amendment, the parties hereby agree to amend the Employment Agreement as follows:

1.	Term:

a.	In Section II (A), the reference to “December 31, 2017” shall be replaced with “December 31, 2018.”

b.	Section II(B) shall be replaced in its entirety by:

“The Term of Employment may not be extended unless by mutual agreement of Company and Executive as to all of the materials terms and conditions of the e extension. In the event the parties do not agree to extend the term, this Agreement shall expire and the Term of Employment shall end on December 31, 2018. Executive’s separation as of December 31, 2018, shall be considered a voluntary “Retirement” for purposes of Company’s plans and programs, including the Stock Plan.” Notwithstanding the foregoing, if there is a “Change in Control” (as defined in the award agreements that document Executive’s 2016 annual equity awards), on or before December 31, 2018, and Company does not offer Executive a renewal or extension of this Agreement by at least one (1) year beyond December 31, 2018, Executive’s separation at the end of the term shall be considered an involuntary termination without “Cause” and Executive shall be eligible for a Severance Payment pursuant to Section IV(D)(2), below.”

2.	Equity Program. The following sentence is added at the end of Section III(D):

“Executive shall be considered for annual equity awards in 2017 and 2018, consistent with the process as applied to other similarly-situated senior executives, except that the awards made to Executive in 2017 and 2018 shall be entirely in the form of nonqualified stock options.”

3.	Restrictive Covenants: The definition of “Competitive Services” in Section VI(A) is hereby replaced with the following:

“Any business activities involving nonfiction, scripted, sports, lifestyle, or general entertainment television (whether in cable, broadcast, free to air, or any other distribution method), or business activities otherwise competitive with any area of the Company for which Executive had direct and material management responsibilities during the three years prior to the termination date (“Competitive Services”).”

4.
Effect on Employment Agreement: Except with respect to the subject matters covered herein, this Amendment does not otherwise amend, supplement, modify, or terminate the Employment Agreement, which remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

EXECUTIVE:                            DATE:

/s/ Adria Alpert Romm                        10/10/2016
Adria Alpert Romm

DISCOVERY COMMUNICATIONS, LLC            DATE

/s/ Bruce Campbell                            10/11/2016

Name: Bruce Campbell

Title: Chief Development, Distribution and Legal Officer